Exhibit 10.6

May 29, 2019

John G. McCutcheon

3816 Hamilton Way

Redwood City, CA 94062

Re:   Offer of Employment by EBR Systems, Inc.

Dear John,

I am excited to confirm our offer to you of employment with EBR Systems Inc., a Delaware corporation (the “Company”), in the position of President & Chief Executive Officer. In this position, you will report to the Company’s Board of Directors. The terms of our offer and the benefits currently provided by the Company are as follows:

1.       Compensation. Your starting base salary will be $365,000 per year and will be subject to periodic review and adjustment in accordance with the Company’s then-current policies. You will also be eligible for an annual incentive bonus (“Bonus”) of up to 20% of your base salary, pro rated for partial years worked. Your incentive goals for the Bonus will be structured on an annual basis and will be determined at the beginning of each year. For the partial year of 2019, your incentive goals for the Bonus will be structured within 30 days of your start date. Your salary will be paid during the month pursuant to the Company’s then-current payroll policy (or in the same manner as other similarly situated employees of the Company) and the Bonus will be paid within 30 days of the end of the target period, based on achieving the incentive goals as determined by the Board. You must be employed by the Company at the time of the Bonus determination to qualify for the payment.

2.       Start Date. Subject to fulfillment of any conditions imposed by this letter agreement, you will commence this new full-time position with the Company on June 17, 2019. You will work out of the Sunnyvale, CA headquarters office. EBR Systems may require that your location, position and duties change from time to time, at its discretion.

3.       Benefits. You will be eligible to participate in Company’s employee benefit plans of general application as they may exist from time to time. You will receive such other benefits, including paid personal time and holidays, as Company generally provides to its employees. The Company reserves the right to change or otherwise modify, in its sole discretion, the benefits offered to employees to conform to the Company’s general policies as they may be changed from time to time. The current Company benefits are summarized on Attachment C.

480 Oakmead Parkway • Sunnyvale, CA 94085 • Tel: 408.720.1906 Fax: 408.720.1996

4.       Confidentiality. As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, you will need to sign the Company’s Confidential Information and Invention Assignment Agreement in the form attached hereto as Attachment B as a condition of your employment. We wish to impress upon you that we do not want you to, and we hereby direct you not to, bring with you any confidential or proprietary material of any former employer or to violate any other obligations you may have to any former employer. During the period that you render services to the Company, you agree to not engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company. You will disclose to the Company in writing any other gainful employment, business or activity that you are currently associated with or participate in that competes with the Company. You will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company. You represent that your signing of this offer letter, the agreement concerning stock options granted to you, if any, under the Plan (as defined below) and the Company’s Confidential Information and Invention Assignment Agreement, and your commencement of employment with the Company, will not violate any agreement currently in place between yourself and current or past employers.

5.       Options.

a.       Initial Grant. In connection with the commencement of your employment, the Company will recommend that the Board of Directors grant you an option to purchase shares of the Company’s Common Stock (“Shares”) equivalent to 3.2% of the fully-diluted capitalization of the Company, post the Series B extension financing currently in process with an exercise price equal to the fair market value on the date of the grant. These option shares will vest at the rate of 25% of the Shares on the twelve (12) month anniversary of your Vesting Commencement Date (as defined in your Stock Option Agreement, which date will be determined based on your Start Date). The remaining Shares will vest monthly thereafter at the rate of 1/48 of the total number of Shares per month. Vesting will, of course, depend on your continued employment with the Company. The option will be an incentive stock option to the maximum extent allowed by the tax code and will be subject to the terms of the Company’s then-current Stock Plan and the Stock Option Agreement between you and the Company.

b.       Subsequent Option Grants. Subject to the discretion of the Company’s Board of Directors, you may be eligible to receive additional grants of stock options or purchase rights from time to time in the future, on such terms and subject to such conditions as the Board of Directors shall determine as of the date of any such grant.

6.       At Will Employment. While we look forward to a long and profitable relationship, should you decide to accept our offer, you will be an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any reason, at any time, with or without prior notice and with or without cause. Any statements or representations to the contrary (and any statements contradicting any provision in this letter) should be regarded by you as ineffective. Further, your participation in any stock incentive or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time. Any modification or change in your at will employment status may only occur by way of a written employment agreement signed by you and the Chairman of the Board of the Company.

7.       Authorization to Work. Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within three (3) business days of starting your new position you will need to present documentation demonstrating that you have authorization to work in the United States. If you have questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, you should contact our CFO & VP of Finance & Admin.

8.       Entire Agreement. This offer letter and the documents referred to herein constitute the entire agreement and understanding of the parties with respect to the subject matter of this offer, and supersede any and all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof.

9.       Acceptance. This offer will remain open until end of business day, May 31, 2019. If you decide to accept our offer, and I hope you will, please sign the enclosed copy of this letter in the space indicated and return it to me. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this offer letter and the attached documents, if any. Should you have anything else that you wish to discuss, please do not hesitate to call me.

We look forward to the opportunity to welcome you to the Company!

Very truly yours,

EBR Systems, Inc.

/s/ Allan Will
Allan Will, Chairman and CEO

I have read and understood this offer letter and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.

/s/ John McCutcheon	Date signed:	5/29/19
John McCutcheon

Attachment A: Employee Total Compensation Summary

Attachment B: Confidential Information and Invention Assignment Agreement

Attachment C: EBR Systems Summary of Benefits

Attachment A

Employee Total Compensation Summary

Compensation Summary for John G. McCutcheon

Annual Salary	$365,000

Bonus	Up to 20% of Base Salary

SEP-IRA Contribution	Subject to Board of Director approval which may or may not be granted annually, Company contributes 10% of annual paid salary for the previous calendar year, directly to employee’s SEP-IRA account at Fidelity Investments.

Medical and Dental Benefits	Company pays 100% of employee’s medical and dental insurance premiums.

Company pays 50% -75% of employee’s dependents medical and dental insurance premiums (depending on the policy that the employee chooses).

Personal Time Off (PTO)	The Company’s PTO policy is based on your length of service. This is described in Attachment C.

Holidays	11 days per the Company Holiday Schedule

Additional information regarding Holiday, PTO, SEP-IRA, and Medical/Dental Benefits can be found in attachment C, “EBR Systems Summary of Benefits”.

Attachment B
Confidential Information and Invention Assignment Agreement

Attachment B
Confidential Information and Invention Assignment Agreement

As a condition of my becoming employed (or my employment being continued) by or retained as a consultant (or my consulting relationship being continued) by EBR Systems, Inc., a Delaware corporation (“EBR”) or any of its current or future subsidiaries, affiliates, successors or assigns (collectively, the “Company”), and in consideration of my employment or consulting relationship with the Company and my receipt of the compensation now and hereafter paid to me by the Company, I agree to the following:

1.       Employment or Consulting Relationship. I understand and acknowledge that this Agreement does not alter, amend or expand upon any rights I may have to continue in the employ of, or in a consulting relationship with, or the duration of my employment or consulting relationship with, the Company under any existing agreements between the Company and me or under applicable law. Any employment or consulting relationship between the Company and me, whether commenced prior to or upon the date of this Agreement, shall be referred to herein as the “Relationship.”

2.       Duties. I will perform for the Company such duties as may be designated by the Company from time to time. During the Relationship, I will devote my best efforts to the interests of the Company and will not engage in other employment or in any activities detrimental to the best interests of the Company without the prior written consent of the Company.

3.       At-Will Relationship. I understand and acknowledge that my Relationship with the Company is and shall continue to be at-will, as defined under applicable law, meaning that either I or the Company may terminate the Relationship at any time for any reason or no reason, without further obligation or liability.

4.       Confidential Information.

(a)       Company Information. I agree at all times during the term of my Relationship with the Company and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company to the extent necessary to perform my obligations to the Company under the Relationship, or to disclose to any person, firm, corporation or other entity without written authorization of the Board of Directors of the Company, any Confidential Information of the Company which I obtain or create. I further agree not to make copies of such Confidential Information except as authorized by the Company. I understand that “Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, suppliers, customer lists and customers (including, but not limited to, customers of the Company on whom I called or with whom I became acquainted during the Relationship), prices and costs, markets, software, developments, inventions, laboratory notebooks, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, licenses, finances, budgets or other business information disclosed to me by the Company either directly or indirectly in writing, orally or by drawings or observation of parts or equipment or created by me during the period of the Relationship, whether or not during working hours. I understand that Confidential Information includes, but is not limited to, information pertaining to any aspect of the Company’s business which is either information not known by actual or potential competitors of the Company or other third parties not under confidentiality obligations to the Company, or is otherwise proprietary information of the Company or its customers or suppliers, whether of a technical nature or otherwise. 1 further understand that Confidential Information does not include any of the foregoing items which has become publicly and widely known and made generally available through no wrongful act of mine or of others who were under confidentiality obligations as to the item or items involved.

480 Oakmead Parkway • Sunnyvale, CA 94085 • Tel: 408.720.1906 Fax: 408.720.1996

(b)       Prior Obligations. I represent that my performance of all terms of this Agreement as an employee or consultant of the Company has not breached and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me prior or subsequent to the commencement of my Relationship with the Company, and I will not disclose to the Company or use any inventions, confidential or non-public proprietary information or material belonging to any previous client, employer or any other party. I will not induce the Company to use any inventions, confidential or non-public proprietary information, or material belonging to any previous client, employer or any other party. I acknowledge and agree that I have listed on Exhibit A all agreements (e.g., non-competition agreements, non-solicitation of customers agreements, non-solicitation of employees agreements, confidentiality agreements, inventions agreements, etc.) with a current or former employer, or any other person or entity, that may restrict my ability to accept employment with the Company or my ability as an employee or consultant to recruit or engage customers or service providers on behalf of the Company, or otherwise relate to or restrict my ability to perform my duties as an employee of the Company or any obligation I may have to the Company.

(c)       Third Party Information. I recognize that the Company has received and in the future will receive confidential or proprietary information from third parties subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such third party.

5.       Inventions.

(a)       Inventions Retained and Licensed. I have attached hereto, as Exhibit A, a list describing with particularity all inventions, original works of authorship, developments, improvements, and trade secrets which were made by me prior to the commencement of the Relationship (collectively referred to as “Prior Inventions”), which belong solely to me or belong to me jointly with another, which relate in any way to any of the Company’s proposed businesses, products or research and development, and which are not assigned to the Company hereunder; or, if no such list is attached, I represent that there are no such Prior Inventions. If, in the course of my Relationship with the Company, I incorporate into a Company product, process or machine a Prior Invention owned by me or in which I have an interest, the Company is hereby granted and shall have a non-exclusive, royalty-free, irrevocable, perpetual, worldwide license (with the right to sublicense) to make, have made, copy, modify, make derivative works of, use, sell and otherwise distribute such Prior Invention as part of or in connection with such product, process or machine.

480 Oakmead Parkway • Sunnyvale, CA 94085 • Tel: 408.720.1906 Fax: 408.720.1996 -2-

(b)       Assignment of Inventions. I agree that I will promptly make full written disclosure to EBR, will hold in trust for the sole right and benefit of EBR, and hereby assign to EBR, or its designee, all my right, title and interest throughout the world in and to any and all inventions, original works of authorship, developments, concepts, .know-how, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws, which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of my Relationship with the Company (collectively referred to as “Inventions”), except as provided in Section 5(e) below. I further acknowledge that all Inventions which are made by me (solely or jointly with others) within the scope of and during the period of my Relationship with the Company are “works made for hire” (to the greatest extent permitted by applicable law) and are compensated by my salary (if I am an employee) or by such amounts paid to me under any applicable consulting agreement or consulting arrangements (if I am a consultant), unless regulated otherwise by the mandatory law of the state of California.

(c)       Maintenance of Records. I agree to keep and maintain adequate and current written records of all Inventions made by me (solely or jointly with others) during the term of my Relationship with the Company. The records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, laboratory notebooks, and any other format. The records will be available to and remain the sole property of the Company at all times. I agree not to remove such records from the Company’s place of business except as expressly permitted by Company policy which may, from time to time, be revised at the sole election of the Company for the purpose of furthering the Company’s business. I agree to return all such records (including any copies thereof) to EBR at the time of termination of my Relationship with the Company as provided for in Section 6.

(d)       Patent and Copyright Rights. I agree to assist EBR, or its designee, at its expense, in every proper way to secure EBR’s, or its designee’s, rights in the Inventions and any copyrights, patents, trademarks, mask work rights, moral rights, or other intellectual property rights relating thereto in any and all countries, including the disclosure to EBR or its designee of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordations, and all other instruments which EBR or its designee shall deem necessary in order to apply for, obtain, maintain and transfer such rights, or if not transferable, waive such rights, and in order to assign and convey to EBR or its designee, and any successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement until the expiration of the last such intellectual property right to expire in any country of the world. If EBR or its designee is unable because of my mental or physical incapacity or unavailability or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents, copyright, mask works or other registrations covering Inventions or original works of authorship assigned to EBR or its designee as above, then I hereby irrevocably designate and appoint EBR and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance or transfer of letters patent, copyright or other registrations thereon with the same legal force and effect as if originally executed by me. I hereby waive and irrevocably quitclaim to EBR or its designee any and all claims, of any nature whatsoever, which I now or hereafter have for infringement of any and all proprietary rights assigned to EBR or such designee.

480 Oakmead Parkway • Sunnyvale, CA 94085 • Tel: 408.720.1906 Fax: 408.720.1996 -3-

(e)       Exception to Assignments. I understand that the provisions of this Agreement requiring assignment of Inventions to EBR do not apply to any invention which qualifies fully under the provisions of California Labor Code Section 2870 (attached hereto as Exhibit B). I will advise the Company promptly in writing of any inventions. that I believe meet such provisions and are not otherwise disclosed on Exhibit A.

6.       Company Property; Returning Company Documents. I acknowledge and agree that I have no expectation of privacy with respect to the Company’s telecommunications, networking or information processing systems (including, without limitation, stored company files, e-mail messages and voice messages) and that my activity and any files or messages on or using any of those systems may be monitored at any time without notice. I further agree that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. I agree that, at the time of termination of my Relationship with the Company, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, laboratory notebooks, materials, flow charts, equipment, other documents or property, or reproductions of any of the aforementioned items developed by me pursuant to the Relationship or otherwise belonging to the Company, its successors or assigns. In the event of the termination of the Relationship, I agree to sign and deliver the “Termination Certification” attached hereto as Exhibit C; however, my failure to sign and deliver the Termination Certificate shall in no way diminish my continuing obligations under this Agreement.

7.       Notification to Other Parties.

(a)       Employees. In the event that I leave the employ of the Company, I hereby consent to notification by the Company to my new employer about my rights and obligations under this Agreement.

(b)       Consultants. I hereby grant consent to notification by the Company to any other parties besides the Company with whom I maintain a consulting relationship, including parties with whom such relationship commences after the effective date of this Agreement, about my rights and obligations under this Agreement.

480 Oakmead Parkway • Sunnyvale, CA 94085 • Tel: 408.720.1906 Fax: 408.720.1996 -4-

8.       Solicitation of Employees, Consultants and Other Parties. I agree that during the term of my Relationship with the Company, and for a period of twenty-four (24) months immediately following the termination of my Relationship with the Company for any reason, whether with or without cause, I shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees or consultants to terminate their relationship with the Company, or attempt to solicit, induce, recruit, encourage or take away employees or consultants of the Company, either for myself or for any other person or entity. Further, during my Relationship with the Company and at any time following termination of my Relationship with the Company for any reason, with or without cause, I shall not use any Confidential Information of the Company to attempt to negatively influence any of the Company’s clients or customers from purchasing Company products or services or to solicit or influence or attempt to influence any client, customer or other person either directly or indirectly, to direct his or its purchase of products and/or services to any person, firm, corporation, institution or other entity in competition with the business of the Company.

9.       Representations and Covenants.

(a)       Facilitation of Agreement. I agree to execute promptly any proper oath or verify any proper document required to carry out the terms of this Agreement upon the Company’s written request to do so.

(b)       Conflicts. I represent that my performance of all the terms of this Agreement does not and will not breach any agreement I have entered into, or will enter into with any third party, including without limitation any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to commencement of my Relationship with the Company. I agree not to enter into any written or oral agreement that conflicts with the provisions of this Agreement.

(c)       Voluntary Execution. I certify and acknowledge that I have carefully read all of the provisions of this Agreement and that I understand and will fully and faithfully comply with such provisions.

10.       General Provisions.

(a)       Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California, without giving effect to the principles of conflict of laws.

(b)       Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussions between us. No modification or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by both parties. Any subsequent change or changes in my duties, obligations, rights or compensation will not affect the validity or scope of this Agreement.

480 Oakmead Parkway • Sunnyvale, CA 94085 • Tel: 408.720.1906 Fax: 408.720.1996 -5-

(c)       Severability. If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

(d)       Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives, and my successors and assigns, and will be for the benefit of the Company, its successors, and its assigns.

(e)       Survival. The provisions of this Agreement shall survive the termination of the Relationship and the assignment of this Agreement by the Company to any successor in interest or other assignee.

(f)       Remedies. I acknowledge and agree that violation of this Agreement by me may cause the Company irreparable harm, and therefore agree that the Company will be entitled to seek extraordinary relief in court, including but not limited to temporary restraining orders, preliminary injunctions and permanent injunctions without the necessity of posting a bond or other security and in addition to and without prejudice to any other rights or remedies that the Company may have for a breach of this Agreement.

(g)       ADVICE OF COUNSEL. I ACKNOWLEDGE THAT, IN EXECUTING THIS AGREEMENT, I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND I HAVE READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

(h)       Not an IRS “Confidential Transaction”. Notwithstanding anything in this Agreement or in any other written or oral understanding or agreement to which the parties hereto are parties or by which they are bound, either the Company or I (or either of our representatives, agents or employees) may consult any tax advisor regarding the tax treatment and tax structure of the transaction contemplated by this Agreement and may at any time disclose to any person, without limitation of any kind, the tax treatment and tax structure of such transaction and all materials (including opinions or other tax analyses) that are provided relating to such treatment or structure. The preceding sentence is intended to satisfy the requirements for the transaction contemplated herein to avoid classification as a “confidential transaction” in accordance with Treasury Regulations Section 1.6011-4(b)(3) and shall be interpreted consistent with such intent.

[Signature Page Follows]

480 Oakmead Parkway • Sunnyvale, CA 94085 • Tel: 408.720.1906 Fax: 408.720.1996 -6-

The parties have executed this Agreement on the respective dates set forth below:

COMPANY:	EMPLOYEE/CONSULTANT:

EBR SYSTEMS, INC.	John McCutcheon, an Individual:

By:	/s/ Allan Will	/s/ John McCutcheon
Signature

Name: Allan Will

Title:	CEO

Date:	6-4-19	Date:	May 29, 2019

		Address:	3816 Hamilton Way
Address:	480 Oakmead Pkwy
Redwood City, CA 94062
Sunnyvale, CA 94085

480 Oakmead Parkway • Sunnyvale, CA 94085 • Tel: 408.720.1906 Fax: 408.720.1996 -7-

EXHIBIT A

LIST OF PRIOR INVENTIONS
AND ORIGINAL WORKS OF AUTHORSHIP

EXCLUDED UNDER SECTION 5

Title	Date	Identifying Number or Brief Description

  X   No inventions or improvements

              Additional Sheets Attached

Signature of Employee/Consultant:	/s/ John McCutcheon

Print Name of Employee/Consultant:	John McCutcheon

Date:	5/29/19

480 Oakmead Parkway • Sunnyvale, CA 94085 • Tel: 408.720.1906 Fax: 408.720.1996

EXHIBIT B

Section 2870 of the California Labor Code is as follows:

(a)       Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)       Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2)       Result from any work performed by the employee for the employer.

(b)       To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

480 Oakmead Parkway • Sunnyvale, CA 94085 • Tel: 408.720.1906 Fax: 408.720.1996

EXHIBIT C

TERMINATION CERTIFICATION

This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, laboratory notebooks, flow charts, materials, equipment, other documents or property, or copies or reproductions of any aforementioned items belonging to EBR Systems, Inc., its subsidiaries, affiliates, successors or assigns (together the “Company”).

I further certify that I have complied with all the terms of the Company’s Confidential Information and Invention Assignment Agreement signed by me, including the reporting of any inventions and original works of authorship (as defined therein), conceived or made by me (solely or jointly with others) covered by that agreement.

I further agree that, in compliance with the Confidential Information and Invention Assignment Agreement, I will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its employees, clients, consultants or licensees.

I further agree that for twenty-four (24) months from the date of this Certificate, I shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees or consultants to terminate their relationship with the Company, or attempt to solicit, induce, recruit, encourage or take away employees or consultants of the Company, either for myself or for any other person or entity. Further, I shall not at any time use any Confidential Information of the Company to negatively influence any of the Company’s clients or customers from purchasing Company products or services or to solicit or influence or attempt to influence any client, customer or other person either directly or indirectly, to direct his or its purchase of products and/or services to any person, firm, corporation, institution or other entity in competition with the business of the Company.

Date:

(Employee’s Signature)

(Type/Print Employee’s Name)

480 Oakmead Parkway • Sunnyvale, CA 94085 • Tel: 408.720.1906 Fax: 408.720.1996

Attachment C
EBR Systems Summary of Benefits